UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On September 30, 2009, Lions Gate Entertainment Inc. (“LGE”), Lions Gate UK Limited (“LGUK”) and Lions Gate Australia Pty Limited (“LGA,” and, together with LGE and LGUK, the “Borrowers”), all wholly-owned subsidiaries of Lions Gate Entertainment Corp. (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of July 25, 2008 (the “Credit Agreement”) with the guarantors and lenders referred to therein, JP Morgan ChaseBank, N.A., as administrative agent and issuing bank, and Wachovia Bank, N.A., as syndication agent. The Borrowers and guarantors are herein referred to as the “Credit Parties.” In connection with the Amendment, the Company paid fees to the lenders equal to approximately $0.78 million.
The Credit Agreement, which expires July 25, 2013, continues to provide for a $340 million secured revolving credit facility, of which $20 million may be utilized by LGUK and $10 million may be utilized by LGA. The Amendment amends the Credit Agreement to reflect, among other things, the following:
•	to permit the Credit Parties to provide other guarantees (other than guarantees specified in the Credit Agreement) for up to $25 million, compared to the current limit of $10 million under the Credit Agreement;

•	to permit the Credit Parties to incur certain permitted refinancing indebtedness, provided that the net cash proceeds from such indebtedness have to be used within 18 months (and in some cases, concurrently) to refinance existing Subordinated Debt (as defined under the Credit Agreement);

•	to clarify that certain actions by the Credit Parties such as (i) regularly scheduled interest payments with respect to Subordinated Debt, (ii) the repurchase of Subordinated Debt with proceeds from equity issuances, and (iii) mandatory repayments of the existing convertible senior subordinated notes issued by LGE, are not restricted under the Credit Agreement;

•	to increase the permitted amount of restricted payments and investments that the Credit Parties are allowed to make under the Credit Agreement;

•	(i) to provide for an increase of 0.25% in the interest rate under the Credit Agreement (presently 2.25% over the Adjusted LIBOR rate), and (ii) to reduce the incremental commitments available to the Credit Parties under the Credit Agreement from an additional $160 million to $60 million, if LGE or the Company issues at least $50 million of unsecured debt (or any amount of secured debt) in the future; and

•	to relax the fixed charges coverage ratio to exclude mandatory repayments of the existing convertible senior subordinated notes issued by LGE and to add a new financial ratio (the secured debt ratio).
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.67*
Amendment No.1 dated as of September 30, 2009 to the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of July 25, 2008 among Lions Gate Entertainment Inc., Lions Gate UK Limited and Lions Gate Australia Pty Limited, as Borrowers, the guarantors and lenders referred to therein, JP Morgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank and Wachovia Bank, N.A., as Syndication Agent.

*	Confidential treatment has been requested for portions of this exhibit. Portions of this document have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2009	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer